Exhibit 99.1

BitMine Immersion ETH Holdings Exceed $2 Billion of Ethereum to Advance its Ethereum Treasury Strategy

Company’s current holdings $2 billion of ETH exceeds the initial $250 million PIPE proceeds by over 700%

BitMine’s ETH holdings exceed 560,000

Company’s Ethereum treasury strategy to strengthen broader Ethereum ecosystem

LAS VEGAS, July 24, 2025 /PRNewswire/ – (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) today announced holdings of ETH exceeding $2 billion. The Company closed on its initial private placement of $250 million on July 8th in furtherance of its asset light treasury strategy. As of July 23rd at 11:59pm ET, the company’s ETH holdings total 566,776 at $3,643.752 per ETH (Bloomberg).

“At BitMine, we surpassed $2 billion in ETH holdings, just sixteen days after closing on the initial $250 million private placement,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine’s Board of Directors. “We are well on our way to achieving our goal of acquiring and staking 5% of the overall ETH supply.”

The Company previously stated its performance metric goal of increasing ETH held per share through a combination of reinvestment of the Company’s cash flows, capital markets activities (including using volatility to lower cost of capital), and staking yield and the value of ETH is impacted by the change in value of ETH.

“We are committed to Ethereum’s continued growth and look forward to advancing our Ethereum treasury strategy.” said Jonathan Bates, CEO of BitMine.

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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